Exhibit 10.1

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

JOHNSON CONTROLS INTERNATIONAL PLC

AND

ADIENT LIMITED

DATED AS OF SEPTEMBER 8, 2016

-i-

-ii-

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated as of September 8, 2016 (this “Agreement”), is by and between Johnson Controls International plc, a public limited company organized under the laws of Ireland (“Johnson Controls”), and Adient Limited, a private limited company organized under the laws of Ireland (“Adient”).

R E C I T A L S:

WHEREAS, the board of directors of Johnson Controls (the “Johnson Controls Board”) has determined that it is in the best interests of Johnson Controls and its shareholders to create a new publicly traded company that shall operate the Adient Business;

WHEREAS, in furtherance of the foregoing, the Johnson Controls Board has determined that it is appropriate and desirable to separate the Adient Business from the Johnson Controls Business (the “Separation”) and, following the Separation, to make a distribution in specie of the Adient Business to the holders of Johnson Controls Shares on the Record Date, through (a) the transfer to Adient, which will have been re-registered as a public limited company, of Johnson Controls’ entire legal and beneficial interest in the issued share capital of Adient Global Holdings Ltd, an indirect, wholly owned subsidiary of Johnson Controls that has been formed to hold directly or indirectly the assets and liabilities associated with the Adient Business, and (b) the issuance of ordinary shares of Adient to holders of Johnson Controls Shares on the Record Date on a pro rata basis (the “Distribution”);

WHEREAS, in order to effectuate the Separation and the Distribution, Johnson Controls and Adient have entered into a Separation and Distribution Agreement, dated as of September 8, 2016 (the “Separation and Distribution Agreement”);

WHEREAS, in order to facilitate and provide for an orderly transition in connection with the Separation and the Distribution, the Parties desire to enter into this Agreement to set forth the terms and conditions pursuant to which each of the Parties shall provide Services to the other Party for a transitional period; and

WHEREAS, the Parties acknowledge that this Agreement, the Separation and Distribution Agreement, and the Ancillary Agreements represent the integrated agreement of Johnson Controls and Adient related to the Separation and the Distribution, are being entered together, and would not have been entered independently.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Action” has the meaning set forth in the Separation and Distribution Agreement.

“Adient” has the meaning set forth in the Preamble.

“Adient Business” has the meaning set forth in the Separation and Distribution Agreement.

“Adient Shares” has the meaning set forth in the Separation and Distribution Agreement.

“Adversely Affected Service” has the meaning set forth in Section 5.03.

“Affiliate” has the meaning set forth in the Separation and Distribution Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” has the meaning set forth in the Separation and Distribution Agreement.

“Charge” or “Charges” has the meaning set forth in Section 2.03.

“Confidential Information” shall mean all Information that is either confidential and/or proprietary.

“Dispute” has the meaning set forth in Section 9.16(a).

“Distribution” has the meaning set forth in the Recitals.

“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

“Divested Business” has the meaning set forth in Section 9.08(b).

“Divested Business Acquirer” has the meaning set forth in Section 9.08(b).

“Early Termination Charges” shall mean, with respect to the termination of any Service pursuant to Section 5.02(a)(i), the sum of (a) any and all reasonable costs, fees and expenses (other than any severance or retention costs) payable by the Provider of such Service to a Third Party due to the early termination of such Service; provided, however, that the Provider shall use commercially reasonable efforts to minimize any costs, fees or expenses payable by the Provider to any Third Party in connection with such early termination of such Service, and the Early Termination Charges payable by the Recipient shall be reduced accordingly; and (b) any additional severance and retention costs, if any, because of the early termination of such Service that the Provider of such terminated Service incurs to employees who had been retained primarily to provide such terminated Service (it being agreed that the costs set forth in this clause (b) shall only be the amount, if any, in excess of the severance and retention costs that such Provider would have paid to such employees if the Service had been provided for the full period during which such Service would have been provided hereunder but for such early termination).

“Effective Time” has the meaning set forth in the Separation and Distribution Agreement.

“Force Majeure” has the meaning set forth in the Separation and Distribution Agreement.

“Governmental Authority” has the meaning set forth in the Separation and Distribution Agreement.

“Group” has the meaning set forth in the Separation and Distribution Agreement.

“Information” has the meaning set forth in the Separation and Distribution Agreement.

“Intellectual Property” has the meaning set forth in the Separation and Distribution Agreement.

“Interest Payment” has the meaning set forth in Section 4.02.

“Johnson Controls” has the meaning set forth in the Preamble.

“Johnson Controls Board” has the meaning set forth in the Recitals.

“Johnson Controls Business” has the meaning set forth in the Separation and Distribution Agreement.

“Johnson Controls Shares” has the meaning set forth in the Separation and Distribution Agreement.

“Law” has the meaning set forth in the Separation and Distribution Agreement.

“Level of Service” has the meaning set forth in Section 2.02(c).

“Liability” or “Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“New Service” has the meaning set forth in Section 2.01(d).

“Notice of Breach” has the meaning set forth in Section 5.02(a)(ii).

“Omitted Service” has the meaning set forth in Section 2.01(b).

“One-Time Payment” has the meaning set forth in Section 2.02(b).

“Party” or “Parties” shall mean the parties to this Agreement.

“Person” has the meaning set forth in the Separation and Distribution Agreement.

“Prime Rate” has the meaning set forth in the Separation and Distribution Agreement.

“Provider” shall mean, with respect to any Service, the Party identified on the Schedules hereto as the “Provider” of such Service.

“Provider Indemnitees” has the meaning set forth in Section 7.02.

“Recipient” shall mean, with respect to any Service, the Party receiving such Service hereunder.

“Record Date” has the meaning set forth in the Separation and Distribution Agreement.

“Representatives” has the meaning set forth in the Separation and Distribution Agreement.

“Residual Information” has the meaning set forth in the Separation and Distribution Agreement.

“Schedule” or “Schedules” has the meaning set forth in Section 2.01(a).

“Separation” has the meaning set forth in the Recitals.

“Separation and Distribution Agreement” has the meaning set forth in the Recitals.

“Service” or “Services” has the meaning set forth in Section 2.01(a).

“Service Baseline Period” has the meaning set forth in Section 2.02(c).

“Service Change” has the meaning set forth in Section 2.01(c).

“Service Interruption” has the meaning set forth in Section 2.02(a).

“Service Period” shall mean, with respect to any individual Service, the period commencing on the Distribution Date and ending on the earlier of (a) the date that a Party terminates the provision of the entirety of such individual Service pursuant to Section 5.02, (b) the date that is the twenty-four (24)-month anniversary of the Distribution Date, or (c) the date specified for termination of such individual Service in the Schedules hereto.

“Service Standard” has the meaning set forth in Section 2.02(a).

“Subsidiary” or “Subsidiaries” has the meaning set forth in the Separation and Distribution Agreement.

“Tax” has the meaning set forth in the Tax Matters Agreement.

“Tax Authority” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” has the meaning set forth in the Separation and Distribution Agreement.

“Term” has the meaning set forth in the Section 5.01.

“Third Party” shall mean any Person other than the Parties or any of their Affiliates.

“Third Party Claim” shall mean any claim asserted or any Action commenced by any Third Party against any Party or any of its Affiliates.

“To-be-Terminated Service” has the meaning set forth in Section 5.03.

“Transition Committee” has the meaning set forth in the Separation and Distribution Agreement.

ARTICLE II

SERVICES

Section 2.01. Services.

(a) Commencing as of the Effective Time, the Provider agrees to provide, or to cause one or more of its Subsidiaries to provide, to the Recipient, or any designated Subsidiary or Affiliate of the Recipient, the applicable services (each a “Service” and, collectively, the “Services”) set forth on the schedules hereto (each, a “Schedule” and, collectively, the “Schedules”).

(b) During the Term, if a Party identifies a service that the other Party or any of its Subsidiaries provided to the identifying Party or any of its Subsidiaries during the twelve (12)-month period immediately prior to the Distribution Date, but such service was inadvertently omitted from the Services set forth in the Schedules hereto (an “Omitted Service”), then the Provider shall provide, or shall cause one of more of its Subsidiaries to provide, such Omitted Service, and the Parties shall negotiate in good faith the terms and conditions upon which the other Party shall provide such Omitted Service, which terms and conditions shall include the applicable Service Standard and shall otherwise be substantially in line with terms and conditions of such Omitted Service during the twelve (12)-month period immediately prior to the Distribution Date.

(c) During the Term, either Party may request that the other Party modify, alter or adjust the manner in which the other Party provides Services (a “Service Change”). Following the delivery of such request, the Parties shall negotiate in good faith the terms and conditions of such Service Change, which terms and conditions shall include the applicable Service Standard.

(d) During the Term, either Party may request that the other Party provide an additional or different service that is not an Omitted Service and that does not constitute a Service Change (a “New Service”). The other Party shall consider such request, but nothing in this Agreement shall require the other Party to agree to provide such New Service. If the other Party consents to providing the requested New Service, then the Parties shall cooperate in good faith to determine the terms and conditions upon which the other Party shall provide such requested New Service, including the applicable Service Standard.

(e) The terms and conditions of any Omitted Service, agreed-upon Service Change or New Services that the providing Party consents to provide shall be documented in a supplement to the Schedules describing in reasonable detail the nature, scope, Charges, Service Period(s), termination provisions and other terms and conditions applicable to such Omitted Service, Service Change or New Service, as applicable, in a manner similar to that in which the Services are described in the Schedules. Each supplement to the Schedules that is agreed to in writing by the Parties shall be deemed part of this Agreement as of the date of such agreement, and the Omitted Service, Service Change or New Service set forth therein shall be deemed a Service provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

Section 2.02. Performance of Services.

(a) The Provider shall perform, or shall cause one or more of its Subsidiaries to perform, all Services to be provided by the Provider in a commercially reasonable manner (i) that is based on its past practice and that is substantially similar in all material respects to the analogous services provided by or on behalf of Johnson Controls or any of its Subsidiaries to Johnson Controls or its applicable functional group or Subsidiary during the twelve (12) months immediately prior to the Effective Time, if such service or a similar service was provided prior to the Effective Time, or (ii) that is based on its then-current practice and that is substantially similar in all material respects to the analogous services provided by or on behalf of Johnson Controls or any of its Subsidiaries to Johnson Controls or its applicable functional group or Subsidiary following the Effective Time (clause (i) or (ii), as applicable, the “Service Standard”). Upon receipt of written notice from the Recipient identifying any outage, interruption, disruption, downturn or other failure of any Service (a “Service Interruption”), Provider shall use commercially reasonable efforts to respond, or to cause one or more of its Subsidiaries to respond, to such Service Interruption in a manner that is substantially similar to the manner in which Provider or its Affiliates responded to Service Interruptions during the twelve (12)-month period prior to the Effective Time or, if such service or a similar service was not provided prior to the Effective Time, in a manner that is substantially similar to the manner in which such Provider or its Affiliates respond with respect to internally provided services.

(b) Nothing in this Agreement shall require the Provider to perform or cause to be performed any Service to the extent that the Provider reasonably believes that the manner of such performance would constitute (i) a breach, violation or infringement of, or a default under, any of the terms, conditions or provisions of any agreement, instrument, contract, obligation or undertaking which was entered into by such Provider prior to the date of this Agreement or (ii) a violation of any applicable Law. If the Provider is or becomes aware of any potential violation on the part of the Provider, the Provider shall use commercially reasonable efforts to promptly advise the Recipient of such potential violation, and the Provider and the Recipient will mutually seek an alternative that addresses such potential violation. The Parties agree to cooperate in good faith and use commercially reasonable efforts to obtain any necessary Third Party consents required under any existing contract or agreement with a Third Party or under applicable Law to allow the Provider to perform, or cause to be performed, all Services to be provided by the Provider hereunder in accordance with the standards set forth in this Section 2.02. Without limiting the foregoing, neither Party shall under any circumstance be required to (and the Provider shall not, without the prior written consent of the Recipient) pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to obtain any such Third Party consent, except that the Provider shall be required to make one such payment, commitment or accommodation if required by such Third Party (a “One-Time Payment”). Unless otherwise agreed in writing in advance by the Parties, other than One-Time Payments, all reasonable out-of-pocket costs and expenses (if any) incurred by the Recipient or any of its Subsidiaries or, with the Recipient’s prior written consent, the Provider or any of its Subsidiaries in connection with obtaining any such Third Party consent that is required to allow the Provider to perform or cause to be performed such Services shall be borne solely by the Recipient. If, with respect to a Service, the Parties, despite the use of such commercially reasonable efforts and the making of a One-Time Payment, are unable to obtain a required Third Party consent, or the performance of such Service by the Provider would constitute a violation of any applicable Law, the Parties shall use commercially reasonable efforts to develop an alternative arrangement that is reasonably acceptable to each Party and that enables the Provider to perform or cause to be performed such Service or an analogous service without obtaining such required Third Party consent or violating any applicable Law.

(c) The Provider shall not be obligated to perform or to cause to be performed any Service in a manner that is materially more burdensome (with respect to service quality or quantity) than analogous services provided to Johnson Controls or its applicable functional group or Subsidiary (collectively referred to as the “Level of Service”) during Johnson Controls’ fiscal year 2016 (the “Service Baseline Period”). A Service shall be deemed materially more burdensome if, among other items, its usage exceeds the highest quantity of analogous services provided to the functional groups or Subsidiaries of Johnson Controls that are part of the Recipient during the Service Baseline Period, or if the Provider is required to hire new employees, engage new contractors or make capital investments in respect of such Service greater than the maximum number of employees or contractors dedicated at any time to analogous services, or investments made by Johnson Controls with respect to analogous services, during the Service Baseline Period. If the Recipient requests that the Provider perform or cause to be performed any Service that exceeds the Level of Service during the Service Baseline Period, including any acquisition or upgrade of technology, software or information systems, then the Parties shall cooperate and act in good faith to determine whether the Provider will be required to provide such requested higher Level of Service. If and to the extent that the Parties determine that the Provider shall provide the requested higher Level of Service, then such higher Level of Service shall be documented in a supplement to the Schedules. Each such supplement, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such written agreement and the Level of Service increases set forth in such written agreement shall be deemed a part of the Services provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

(d) (i) Neither the Provider nor any of its Subsidiaries shall be required to perform or to cause to be performed any of the Services for the benefit of any Third Party or any other Person other than the Recipient and its Subsidiaries, and (ii) EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 2.02 OR SECTION 7.03, EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL SERVICES ARE PROVIDED ON AN “AS-IS” BASIS, THAT THE RECIPIENT ASSUMES ALL RISK AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES, AND THAT THE PROVIDER MAKES NO OTHER REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE SERVICES. EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

(ii) Each Party shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. No Party shall knowingly take any action in violation of any such applicable Law that results in Liability being imposed on the other Party. Notwithstanding any other provision of this Agreement, (i) neither Party shall, in connection with its performance or use of Services under this Agreement, knowingly take any action, or fail to take any action that Johnson Controls took in the ordinary course during the Service Baseline Period in connection with such Service, if the taking of such action or failure to take such action would materially adversely affect the ability of the other Party and its Subsidiaries or Affiliates to comply with such applicable Laws, and (ii) the Provider shall not have any obligation to provide, or cause to be provided, Services to the extent that any change in applicable Law after the date of this Agreement provision would materially increase or change the Provider’s burden or the burden of any applicable Subsidiary of the Provider with respect to compliance with applicable Laws, unless the applicable Recipient agrees to bear all incremental costs resulting from the increased compliance burden associated with providing such Services; provided, that the Provider shall use commercially reasonable efforts to promptly advise the Recipient of such increased burden, and the Provider and the Recipient will mutually seek an alternative that minimizes such increased burden.

Section 2.03. Charges for Services. Unless otherwise provided with respect to a specific Service on the Schedules hereto, the Recipient shall pay the Provider of the Services a fee (either one-time or recurring) for such Services (or category of Services, as applicable) (each fee constituting a “Charge” and, collectively, “Charges”), which Charges shall be set forth on the applicable Schedules hereto, or if not set forth, then based upon the actual cost of providing such Services as agreed to by the Parties from time to time. During the Term, the amount of a Charge for any Service may be modified to the extent of (a) any adjustments mutually agreed to in writing by the Parties, (b) any adjustments due to a change in Level of Service requested by the Recipient and agreed upon by the Provider, and (c) any adjustment in the rates or charges imposed by any Third Party provider that is providing Services pursuant to the existing agreement with such Third Party provider for such Services or any renewal thereof that contains substantially similar terms (proportional to the respective use of such Services by each Party). Each Party shall use commercially reasonable efforts to minimize the cost of providing the Services. Together with any invoice for Charges, the Provider shall provide the Recipient with reasonable documentation, including any additional documentation reasonably requested by the Recipient to the extent that such documentation is in the Provider’s or its Subsidiaries’ possession or control, to support the calculation of such Charges.

Section 2.04. Reimbursement for Out-of-Pocket Costs and Expenses. The Recipient shall reimburse the Provider for reasonable out-of-pocket costs and expenses incurred by the Provider or any of its Subsidiaries in connection with providing the Services (including reasonable travel-related expenses) to the extent that such costs and expenses are not reflected in the Charges for such Services; provided, that any such cost or expense in excess of five thousand dollars ($5,000.00), in the aggregate, that is not consistent with the historical practice between the Parties for any individual Service (including business travel and related expenses) shall require advance written approval of the Recipient. Any authorized travel-related expenses incurred in performing the Services shall be incurred and charged to the Recipient in accordance with the Provider’s then-applicable business travel policies.

Section 2.05. Changes in the Performance of Services. Subject to the performance standards for Services set forth in Section 2.02(a), Section 2.02(b) and Section 2.02(c), the Provider may make changes from time to time in the manner of performing the Services if the Provider is making similar changes in performing analogous services for itself and if the Provider furnishes to the Recipient reasonable prior written notice (in content and timing) of such changes; provided, that no such change shall have a significant adverse effect on the timeliness or quality of, or the Charges for, the applicable Service. If any such change by the Provider reasonably requires the Recipient to incur an increase in costs and expenses to continue to receive and utilize the applicable Services in the same manner as the Recipient was receiving and utilizing such Service prior to such change, the Provider shall be required to reimburse the Recipient for all such reasonable increase in costs and expenses. Upon request, the Recipient shall provide the Provider with reasonable documentation, including any additional documentation reasonably requested by the Provider to the extent that such documentation is in the Recipient’s or its Subsidiaries’ possession or control, to support the calculation of such increase in costs and expenses.

Section 2.06. Transitional Nature of Services. The Parties acknowledge the transitional nature of the Services. The Recipient agrees to cooperate in good faith and to use commercially reasonable efforts to effectuate a smooth transition of the Services from the Provider to the Recipient (or its designee) as soon as commercially practicable after the Distribution Date, but in any event before the end of the Service period for such Service (as described in Section 5.01). The Parties agree to use reasonable efforts to assist and cooperate in good faith with each other in order to effectuate such transition of the Services from the Provider to the Recipient (or its designee) in a timely and orderly manner.

Section 2.07. Subcontracting. The Provider may hire or engage one or more Third Parties to perform any or all of its obligations under this Agreement; provided, that if a Third Party was not already performing such obligation on behalf of the Provider immediately prior to the Distribution Date, the Provider shall (a) notify the Recipient prior to hiring or engaging such Third Party and (b) obtain the Recipient’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed) if (i) the hiring or engagement of such Third Party would decrease the quality or level of the Services provided to the Recipient compared to the quality or level of Services provided by the Provider or (ii) the use of such Third Party would increase the Charges payable by the Recipient in connection with such Services; provided, further, that the Provider shall in all cases remain primarily responsible for all of its obligations under this Agreement with respect to the scope of the Services, the performance standard for Services set forth in Section 2.02(a), Section 2.02(b) and Section 2.02(c) and the content of the Services provided to the Recipient. Subject to the confidentiality provisions set forth in Article VI, each Party shall, and shall cause its respective Affiliates to, provide, upon ten (10) business days’ prior written notice from the other Party, any Information within such Party’s or its Affiliates’ possession that the requesting Party reasonably requests in connection with any Services being provided to such requesting Party by a Third Party, including any applicable invoices, agreements documenting the arrangements between such Third Party and the Provider and other supporting documentation.

ARTICLE III

OTHER ARRANGEMENTS

Section 3.01. Access.

(a) Adient shall, and shall cause its Subsidiaries to, allow Johnson Controls and its Subsidiaries and their respective Representatives reasonable access to the facilities of Adient and its Subsidiaries that is necessary for Johnson Controls and its Subsidiaries to fulfill their obligations under this Agreement. In addition to the foregoing right of access, Adient shall, and shall cause its Subsidiaries to, afford Johnson Controls, its Subsidiaries and their respective Representatives, upon reasonable advance written notice, reasonable access during normal business hours to the facilities, Information, systems, infrastructure and personnel of Adient and its Subsidiaries as is reasonably necessary for Johnson Controls to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services being provided by Adient or its Subsidiaries, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided, that (i) such access shall not unreasonably interfere with any of the business or operations of Adient or any of its Subsidiaries and (ii) in the event that Adient determines that providing such access could be commercially detrimental, violate any applicable Law or agreement or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit such access in a manner that avoids such harm or consequence. Johnson Controls agrees that all of its and its Subsidiaries’ employees shall, and that it shall use commercially reasonable efforts to cause its Representatives’ employees to, when on the property of Adient or its Subsidiaries, or when given access to any facilities, Information, systems, infrastructure or personnel of Adient or its Subsidiaries, conform to the policies and procedures of Adient and its Subsidiaries, as applicable, concerning health, safety, conduct and security which are made known or provided to Johnson Controls from time to time.

(b) Johnson Controls shall, and shall cause its Subsidiaries to, allow Adient and its Subsidiaries and their respective Representatives reasonable access to the facilities of Johnson Controls and its Subsidiaries that is necessary for Adient and its Subsidiaries to fulfill their obligations under this Agreement. In addition to the foregoing right of access, Johnson Controls shall, and shall cause its Subsidiaries to, afford Adient, its Subsidiaries and their respective

Representatives, upon reasonable advance written notice, reasonable access during normal business hours to the facilities, Information, systems, infrastructure and personnel of Johnson Controls and its Subsidiaries as is reasonably necessary for Adient to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services being provided by Johnson Controls or its Subsidiaries, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided, that (i) such access shall not unreasonably interfere with any of the business or operations of Johnson Controls or any of its Subsidiaries and (ii) in the event that Johnson Controls determines that providing such access could be commercially detrimental, violate any applicable Law or agreement or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit such access in a manner that avoids such harm or consequence. Adient agrees that all of its and its Subsidiaries’ employees shall, and that it shall use commercially reasonable efforts to cause its Representatives’ employees to, when on the property of Johnson Controls or its Subsidiaries, or when given access to any facilities, Information, systems, infrastructure or personnel of Johnson Controls or its Subsidiaries, conform to the policies and procedures of Johnson Controls and its Subsidiaries, as applicable, concerning health, safety, conduct and security which are made known or provided to Adient from time to time.

ARTICLE IV

BILLING; TAXES

Section 4.01. Procedure. Charges for the Services shall be charged to and payable by the Recipient. Amounts payable pursuant to this Agreement shall be paid by wire transfer (or such other method of payment as may be agreed between the Parties from time to time in writing) to the Provider (as directed by the Provider), on a monthly basis in the case of recurring fees, which amounts shall be due within thirty (30) days of the Recipient’s receipt of each such invoice, including reasonable documentation pursuant to Section 2.03. Unless otherwise indicated in the Schedules, all amounts due and payable hereunder shall be invoiced and paid in U.S. dollars. If an amount is required to be paid in another currency, the conversion rate used to determine the amount of such Charge in U.S. dollars shall be the conversion rate used at the time that the obligation to pay arises in the financial reporting systems of the Party receiving such payment.

Section 4.02. Late Payments. Charges not paid when due pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of the receipt of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus two (2%) percent (the “Interest Payment”).

Section 4.03. Taxes. Without limiting any provisions of this Agreement, the Recipient shall bear any and all Taxes and other similar charges (and any related interest and penalties) imposed on, or payable with respect to, any fees or charges, including any Charges, payable by it pursuant to this Agreement, including all sales, use, value-added, and similar Taxes, but excluding any Taxes based on the Provider’s income. Notwithstanding anything to the contrary in the previous sentence or elsewhere in this Agreement, the Recipient shall be entitled to withhold from any payments to the Provider any such Taxes that the Recipient is required by applicable Law to withhold and shall pay such Taxes to the applicable Tax Authority.

Section 4.04. No Set-Off. Except as mutually agreed to in writing by Johnson Controls and Adient, no Party or any of its Affiliates shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or (b) any other amounts claimed to be owed to the other Party or any of its Subsidiaries arising out of this Agreement.

Section 4.05. Billing Disputes. The Recipient’s payment of Charges for Services pursuant to this Article IV shall not be deemed to waive the Recipient’s right to dispute in good faith the accuracy or amount of any such Charge or any such payment. Any such Dispute regarding Charges, and any refund or reimbursement of Charges paid by the Recipient, shall be resolved in accordance with the terms of Section 9.16.

ARTICLE V

TERM AND TERMINATION

Section 5.01. Term. This Agreement shall be effective as of the Effective Time and shall be in effect until terminated in accordance with this Article V (the “Term”). This Agreement shall terminate upon the earlier to occur of (a) the last date on which either Party is obligated to provide any individual Service to the other Party in accordance with the terms of this Agreement; (b) the mutual written agreement of the Parties to terminate this Agreement in its entirety; or (c) the date that is the twenty-four (24)-month anniversary of the Distribution Date. Unless otherwise terminated pursuant to Section 5.02, this Agreement shall terminate with respect to each Service as of the close of business on the last day of the Service Period for such Service.

Section 5.02. Early Termination.

(a) Without prejudice to the Recipient’s rights with respect to Force Majeure, the Recipient may from time to time terminate this Agreement with respect to the entirety of any individual Service but not a portion thereof:

(i) for any reason or no reason, upon the giving of at least thirty (30) days’ prior written notice to the Provider of such Service; provided, that if a Schedule hereto sets forth a different notice period, then the Recipient shall comply with such different notice periods; provided, further, that any such termination shall be subject to the obligation to pay any applicable Early Termination Charges pursuant to Section 5.04; or

(ii) if the Provider of such Service has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to be uncured for a period of at least thirty (30) days after receipt by the Provider of written notice of such failure (the “Notice of Breach”) from the Recipient; provided, that the Recipient shall not be entitled to terminate this Agreement with respect to the applicable Service if, as of the end of such period, there remains a good-faith Dispute between the Parties (undertaken in accordance with the terms of Section 9.16) as to whether the Provider has breached this Agreement or cured the applicable breach.

(b) The Provider may terminate this Agreement with respect to any individual Service, but not a portion thereof, at any time upon prior written notice to the Recipient, if the Recipient has failed to perform any of its material obligations under this Agreement relating to such Service, including making payment of Charges for such Service when due, and such failure shall continue to be uncured for a period of at least thirty (30) days after receipt by the Recipient of the Notice of Breach from the Provider; provided, that the Provider shall not be entitled to terminate this Agreement with respect to the applicable Service if, as of the end of such period, there remains a good-faith Dispute between the Parties (undertaken in accordance with the terms of Section 9.16) as to whether the Recipient materially breached this Agreement or has cured the applicable breach.

(c) The Schedules hereto shall be updated to reflect any terminated Service.

Section 5.03. Interdependencies. The Parties acknowledge and agree that (a) there may be interdependencies among the Services being provided under this Agreement; (b) upon the request of either Party, the Parties shall cooperate and act in good faith to determine whether (i) any such interdependencies exist with respect to the particular Service that a Party is seeking to terminate pursuant to Section 5.02 (the “To-be-Terminated Service”) and (ii) in the case of such termination, the Provider’s ability to provide a particular Service in accordance with this Agreement would be materially and adversely affected by such termination of another Service (the “Adversely Affected Service”); and (c) in the event that the Parties have determined that such interdependencies exist and such termination would materially and adversely affect the Provider’s ability to provide a particular Service in accordance with this Agreement, the Parties shall negotiate in good faith to amend the Schedules hereto with respect to such Adversely Affected Service, which amendment shall be consistent with the terms of comparable Services. If, after such negotiations, the Parties are unable to agree on an amendment with respect to the Adversely Affected Service, the Dispute between the Parties shall be resolved in accordance with the terms of Section 9.16, and the Provider’s obligation to provide, and the Recipient’s obligation to pay for, the To-be-Terminated Service and the Adversely Affected Service shall continue until the resolution of such Dispute.

Section 5.04. Effect of Termination. Upon the termination of any Service pursuant to this Agreement, the Provider of the terminated Service shall have no further obligation to provide the terminated Service, and the Recipient of such Service shall have no obligation to pay any future Charges relating to such Service; provided, that the Recipient shall remain obligated to the Provider for (a) the Charges owed and payable in respect of Services provided prior to the effective date of termination for such Service, and (b) any applicable Early Termination Charges (which, in the case of each of clauses (a) and (b), shall be payable only in the event that the Recipient terminates any Service pursuant to Section 5.02(a)(i)) (it being understood that the Parties shall use their commercially reasonable efforts to mitigate any such Early Termination Charges). Any Dispute regarding Charges and Early Termination Charges, and any refund or reimbursement of Charges or Early Termination Charges paid by the Recipient, shall be resolved in accordance with the terms of Section 9.16. In connection with the termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, Article I, this Article V, Article VII and Article IX, all confidentiality obligations under this Agreement and Liability for all due and unpaid Charges, and Early Termination Charges shall continue to survive.

Section 5.05. Information Transmission. The Provider, on behalf of itself and its respective Subsidiaries, shall use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the Recipient, in accordance with Section 6.1 of the Separation and Distribution Agreement, any Information received or computed by the Provider for the benefit of the Recipient concerning the relevant Service during the Service Period; provided, that, except as otherwise agreed to in writing by the Parties, (a) the Provider shall not have any obligation to provide, or cause to be provided, Information in any non-standard format, (b) the Provider and its Subsidiaries shall be reimbursed for their reasonable costs in accordance with Section 6.3 of the Separation and Distribution Agreement for creating, gathering, copying, transporting and otherwise providing such Information, and (c) the Provider shall use commercially reasonable efforts to maintain any such Information in accordance with Section 6.4 of the Separation and Distribution Agreement.

ARTICLE VI

CONFIDENTIALITY; PROTECTIVE ARRANGEMENTS

Section 6.01. Johnson Controls and Adient Obligations. Subject to Section 6.04, until the seven (7)-year anniversary of the end of the Term, each of Johnson Controls and Adient, on behalf of itself and each of its Subsidiaries, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Johnson Controls’ Confidential Information pursuant to policies in effect as of the Effective Time, all Confidential Information concerning the other Party or its Subsidiaries or their respective businesses that is either in its possession (including Confidential Information in its possession prior to the date hereof) or furnished by any such other Party or such other Party’s Subsidiaries or their respective Representatives at any time pursuant to this Agreement, and shall not use any such Confidential Information of the other Party other than for such purposes as shall be expressly permitted hereunder, except, in each case, to the extent that such Confidential Information is or was (a) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement; (b) later lawfully acquired from other sources by such Party or any of its Subsidiaries, which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such Confidential Information; or (c) independently developed or generated without reference to or use of the Confidential Information of the other Party or any of its Subsidiaries. If any Confidential Information of a Party or any of its Subsidiaries is disclosed to the other Party or any of its Subsidiaries in connection with providing the Services, then such disclosed Confidential Information shall be used by the receiving Party only as required to perform such Services.

Section 6.02. No Release; Return or Destruction. Each Party agrees (a) not to release or disclose, or permit to be released or disclosed, any Confidential Information of the other Party addressed in Section 6.01 to any other Person, except its Representatives who need to know such Confidential Information in their capacities as such (who shall be advised of and have acknowledged in writing their obligations hereunder with respect to such Confidential Information)

and except in compliance with Section 6.04, and (b) to use commercially reasonable efforts to maintain such Confidential Information in accordance with Section 6.4 of the Separation and Distribution Agreement. Without limiting the foregoing, when any such Confidential Information is no longer needed for the purposes contemplated by the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreements, each Party will promptly after request of the other Party either return to the other Party all such Confidential Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that such Party’s Representatives may retain one (1) copy of such information to the extent required by applicable Law or professional standards, and shall not be required to destroy any such information located in back-up, archival electronic storage.

Section 6.03. Privacy and Data Protection Laws; Residual Information. Each Party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of the Services under this Agreement. Notwithstanding anything to the contrary herein, each Party and its Subsidiaries shall be free to use for any purpose the Residual Information resulting from access Representatives of such Party or its Subsidiaries have had to confidential and proprietary information concerning the other Party or its Subsidiaries. The Parties acknowledge and understand that the foregoing does not constitute a license under any patents or copyrights, nor does it confer any other rights or interests in either Parties’ Intellectual Property.

Section 6.04. Protective Arrangements. In the event that a Party or any of its Subsidiaries either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any of its Subsidiaries) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

ARTICLE VII

LIMITED LIABILITY AND INDEMNIFICATION

Section 7.01. Limitations on Liability.

(a) THE CUMULATIVE AGGREGATE LIABILITIES OF THE PROVIDER AND ITS SUBSIDIARIES AND THEIR RESPECTIVE REPRESENTATIVES, COLLECTIVELY, UNDER THIS AGREEMENT FOR ANY ACT OR FAILURE TO ACT IN CONNECTION HEREWITH (INCLUDING THE PERFORMANCE OR BREACH OF THIS AGREEMENT), OR FROM THE SALE, DELIVERY, PROVISION OR USE OF ANY SERVICES PROVIDED UNDER OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, SHALL NOT EXCEED: (X) IF THE SERVICES WERE PERFORMED BY SUCH PROVIDER FOR LESS THAN SIX (6) MONTHS, THE AGGREGATE CHARGES PAID OR THAT OTHERWISE WOULD HAVE BEEN PAYABLE TO SUCH PROVIDER BY THE RECIPIENT PURSUANT TO THIS AGREEMENT DURING THE SIX (6)-MONTH PERIOD FOLLOWING THE EFFECTIVE TIME OF THIS AGREEMENT, (Y) IF THE SERVICES WERE PERFORMED BY SUCH PROVIDER FOR SIX (6) MONTHS OR LONGER, THE AGGREGATE CHARGES PAID AND PAYABLE TO SUCH PROVIDER BY THE RECIPIENT PURSUANT TO THIS AGREEMENT DURING THE SIX (6)-MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH LIABILITIES.

(b) IN NO EVENT SHALL EITHER PARTY, ITS SUBSIDIARIES OR THEIR RESPECTIVE REPRESENTATIVES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTIAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER PARTY (INCLUDING LOST PROFITS OR LOST REVENUES) IN CONNECTION WITH THE SALE, DELIVERY, PROVISION OR USE OF ANY SERVICES PROVIDED UNDER OR CONTEMPLATED BY THIS AGREEMENT (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO A THIRD-PARTY CLAIM), AND EACH PARTY HEREBY WAIVES ON BEHALF OF ITSELF, ITS SUBSIDIARIES AND ITS REPRESENTATIVES ANY CLAIM FOR SUCH DAMAGES, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.

(c) The limitations in Section 7.01(a) shall not apply in respect of any Liability arising out of or in connection with (i) either Party’s Liability for breaches of confidentiality under Article VI, (ii) either Party’s obligations under Section 7.02 or Section 7.03, or (iii) the gross negligence, willful misconduct or fraud of or by the Party to be charged.

(d) The limitations in Section 7.01(b) shall not apply in respect of any Liability arising out of or in connection with (i) either Party’s obligations under Section 7.02, or (ii) the gross negligence, willful misconduct or fraud of or by the Party to be charged.

Section 7.02. Third Party Claims. In addition to (but not in duplication of) its other indemnification obligations (if any) under the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreement, the Recipient shall indemnify, defend and hold harmless the Provider, its Subsidiaries and each of their respective Representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Provider Indemnitees”), from and against any and all claims of Third Parties relating to, arising out of or resulting from the sale, delivery, provision or use of the Services by the Recipient, except to the extent that such claims relate to, arise out of or result from (a) the Provider’s breaches of confidentiality under Article VI or (b) Third Party Claims arising out of the gross negligence, willful misconduct or fraud of any Provider Indemnitee.

Section 7.03. Provider Indemnity. In addition to (but not in duplication of) its other indemnification obligations (if any) under the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreement, the Provider shall indemnify, defend and hold harmless the Recipient, its Subsidiaries and each of their respective Representatives, and each of the successors and assigns of any of the foregoing, from and against any and all Liabilities relating to, arising out of or resulting from the sale, delivery, provision or use of any Services provided by such Provider hereunder, but only to the extent that such Liability relates to, arises out of or results from (a) the Provider’s breaches of confidentiality under Article VI or (b) the gross negligence, willful misconduct or fraud of any Provider.

Section 7.04. Indemnification Procedures. The procedures for indemnification set forth in Sections 4.5, 4.6 and 4.7 of the Separation and Distribution Agreement shall govern any and all claims for indemnification under this Agreement.

ARTICLE VIII

TRANSITION COMMITTEE

Section 8.01. Establishment. Pursuant to the Separation and Distribution Agreement, a Transition Committee is to be established by Johnson Controls and Adient to, among other things, monitor and manage matters arising out of or resulting from this Agreement. Without limiting the generality of the foregoing, each Party shall cause each member of the Transition Committee who is an employee, agent or other Representative of such Party to work in good faith to resolve any Dispute arising out of or relating in any way to this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Mutual Cooperation. Each Party shall, and shall cause its Subsidiaries to, cooperate with the other Party and its Subsidiaries in connection with the performance of the Services hereunder; provided, that such cooperation shall not unreasonably disrupt the normal operations of such Party or its Subsidiaries; and, provided, further, that this Section 9.01 shall not require such Party to incur any out-of-pocket costs or expenses, unless and except as expressly provided in this Agreement or otherwise agreed to in writing by the Parties.

Section 9.02. Further Assurances. Subject to the terms of this Agreement, each Party shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 9.03. Audit Assistance. Each of the Parties and their respective Subsidiaries are or may be subject to regulation and audit by a Governmental Authority (including a Tax Authority), standards organizations, customers or other parties to contracts with such Parties or their respective Subsidiaries under applicable Law, standards or contract provisions. If a Governmental Authority, standards organization, customer or other party to a contract with a Party or its Subsidiary exercises its right to examine or audit such Party’s or its Subsidiary’s books, records, documents or accounting practices and procedures pursuant to such applicable Law, standards or contract provisions, and such examination or audit relates to the Services, then the other Party shall provide, at the sole cost and expense of the requesting Party, all assistance reasonably requested by the Party that is subject to the examination or audit in responding to such examination or audit or requests for Information, to the extent that such assistance or Information is within the reasonable control of the cooperating Party and is related to the Services.

Section 9.04. Title to Intellectual Property. Except as expressly provided for under the terms of this Agreement, the other Ancillary Agreements or the Separation and Distribution Agreement, the Recipient acknowledges that it shall acquire no right, title or interest (including any license rights or rights of use) in any Intellectual Property which is owned or licensed by the Provider, by reason of the provision of the Services hereunder. The Recipient shall not remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any Intellectual Property owned or licensed by the Provider, and the Recipient shall reproduce any such notices on any and all copies thereof. The Recipient shall not attempt to decompile, transform, reverse engineer or make excessive copies of any Intellectual Property owned or licensed by the Provider, and the Recipient shall promptly notify the Provider of any such attempt, regardless of whether by the Recipient or any Third Party, of which the Recipient becomes aware.

Section 9.05. Independent Contractors. The Parties each acknowledge and agree that they are separate entities, each of which has entered into this Agreement for its own independent business reasons. The relationships of the Parties hereunder are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or any other relationship between the Parties. Employees performing Services hereunder do so on behalf of, under the direction of, and as employees of, the Provider, and the Recipient shall have no right, power or authority to direct such employees, unless otherwise specified with respect to a particular Service on the Schedules hereto.

Section 9.06. Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b) This Agreement, the Separation and Distribution Agreement and the other Ancillary Agreements and the exhibits, schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c) Johnson Controls represents on behalf of itself and, to the extent applicable, each of its Subsidiaries, and Adient represents on behalf of itself and, to the extent applicable, each of its Subsidiaries, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

(d) Each Party acknowledges and agrees that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 9.07. Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of New York irrespective of the choice of laws principles of the State of New York (other than Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York) including all matters of validity, construction, effect, enforceability, performance and remedies. Each of Johnson Controls and Adient, on behalf of itself and the members of its Group, hereby irrevocably (a) agrees that any Dispute shall be subject to the exclusive jurisdiction of any federal court sitting in the Borough of Manhattan in The City of New York (or, only if such court lacks subject matter jurisdiction, in any New York State court sitting in the Borough of Manhattan in The City of New York), (b) waives any claims of forum non conveniens, and agrees to submit to the jurisdiction of such courts, as provided in New York General Obligations Law § 5-1402, (c) agrees that service of any process, summons, notice or document by United States registered mail to its respective address set forth in Section 9.10 shall be effective service of process for any litigation brought against it in any such court or for the taking of any other acts as may be necessary or appropriate in order to effectuate any judgment of said courts and (d) UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE.

Section 9.08. Assignability.

(a) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, that neither Party may assign its rights or delegate its obligations under this Agreement by operation of law or otherwise without the express prior written consent of the other Party. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under the

Separation and Distribution Agreement, this Agreement and the other Ancillary Agreements in whole (i.e., the assignment of a Party’s rights and obligations under the Separation and Distribution Agreement, this Agreement and all the other Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all of the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to, prohibit either Party or any of its Subsidiaries from being party to or undertaking a change of control.

(b) If there occurs a divestiture or other disposition of any Subsidiary, division or business that is a Recipient or Provider of Services (a “Divested Business”), the Party that is divesting or disposing of such Divested Business shall assign all of its rights and obligations under this Agreement, in respect of the Divested Business, to the Person that acquired control of such Divested Business (such Person, the “Divested Business Acquirer”), without any requirement to obtain the consent of the other Party, and the Party that is divesting or disposing of the Divested Business shall cause the Divested Business Acquirer to accept in writing the terms of this Agreement and the applicable Services with respect to such Divested Business and, to the extent that the Divested Business is a Provider of Services, assume the applicable obligations of the Provider under this Agreement.

Section 9.09. Third-Party Beneficiaries. Except as provided in Article VII with respect to the Provider Indemnitees in their capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any other Person (except the Parties) any rights or remedies hereunder; and (b) there are no other third-party beneficiaries of this Agreement and this Agreement shall not provide any other Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 9.10. Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.10):

If to Johnson Controls, to:

Johnson Controls International plc

5757 North Green Bay Avenue

Milwaukee, Wisconsin 53209

Attn: General Counsel

Facsimile: 414-524-2299

E-mail: CO-General.Counsel@jci.com

If to Adient, to:

Adient Limited

833 East Michigan Street, Suite 1100

Milwaukee, Wisconsin 53202

Attn: General Counsel

E-mail: CO-General.Counsel@adient.com

Any Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 9.11. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 9.12. Force Majeure. No Party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation hereunder (other than the obligation to pay money for Charges and Early Termination Charges, if any, incurred) so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance (other than the obligation to pay money for Charges and Early Termination Charges, if any, incurred) shall be extended for a period equal to the time lost by reason of the delay unless this Agreement has previously been terminated under Article V. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such Force Majeure, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable (and in no event later than the date that the affected Party resumes providing analogous services to, or otherwise resumes analogous performance under any other agreement for, itself, its Affiliates or any Third Party), unless this Agreement has previously been terminated under Article V. The Recipient shall be relieved of the obligation to pay Charges for the affected Service(s) throughout the duration of such Force Majeure. If any Force Majeure prevents, hinders, or delays the performance by the Provider, the Recipient may procure the affected Services from an alternate source, including the Recipient’s personnel (with the Provider reimbursing the Recipient for the cost of procuring the affected Services from such alternate source) throughout the duration of such Force Majeure, and the Provider shall cooperate in good faith with, provide any required Information to, and take such other action as may be reasonable required to enable such alternate source to provide the affected Services.

Section 9.13. Headings. The Article, Section and Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.14. Survival of Covenants. Except as expressly set forth in this Agreement, the covenants, representations and warranties and other agreements contained in this Agreement, and Liability for the breach of any obligations contained herein, shall survive the Effective Time and shall remain in full force and effect thereafter.

Section 9.15. Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.16. Dispute Resolution.

(a) In the event of any controversy, dispute or claim arising out of or relating to any Party’s rights or obligations under this Agreement (whether arising in contract, tort or otherwise), calculation or allocation of the costs of any Service or otherwise arising out of or relating in any way to this Agreement (including the interpretation or validity of this Agreement) (a “Dispute”) and (ii) is not resolved by the Transition Committee after a reasonable period of time, such Dispute shall be resolved in accordance with the dispute resolution process referred to in Article VII of the Separation and Distribution Agreement.

(b) In any Dispute regarding the amount of a Charge or an Early Termination Charge, if such Dispute is finally resolved by the Transition Committee or pursuant to the dispute resolution process set forth or referred to in Section 9.16(a) and it is determined that the Charge or the Early Termination Charge, as applicable, that the Provider has invoiced the Recipient, and that the Recipient has paid to the Provider, is greater or less than the amount that the Charge or the Early Termination Charge, as applicable, should have been, then (i) if it is determined that the Recipient has overpaid the Charge or the Early Termination Charge, as applicable, the Provider shall within thirty (30) business days after such determination reimburse the Recipient an amount of cash equal to such overpayment, plus the Interest Payment, accruing from the date of payment by the Recipient to the time of reimbursement by the Provider; and (ii) if it is determined that the Recipient has underpaid the Charge or the Early Termination Charge, as applicable, the Recipient shall within thirty (30) business days after such determination reimburse the Provider an amount of cash equal to such underpayment, plus the Interest Payment, accruing from the date such payment originally should have been made by the Recipient to the time of payment by the Recipient.

Section 9.17. Specific Performance. Subject to Section 9.16, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its rights or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are hereby waived by each of the Parties. Unless otherwise agreed to in writing, the Parties shall continue to provide Services and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of Section 9.16 and this Section 9.17 with respect to all matters not subject to such Dispute; provided, that this obligation shall only exist during the term of this Agreement.

Section 9.18. Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment (including any extension of the term of any Service), supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 9.19. Precedence of Schedules. Each Schedule attached to or referenced in this Agreement is hereby incorporated into and shall form an integral part of this Agreement; provided, that the terms contained in such Schedule shall only apply with respect to the Services provided under that Schedule. In the event of a conflict between the terms contained in an individual Schedule and the terms in the body of this Agreement, the terms in the Schedules shall take precedence with respect to the Services under such Schedule only. No terms contained in individual Schedules shall otherwise modify the terms of this Agreement.

Section 9.20. Interpretation. In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Annexes and Exhibits hereto) and not to any particular provision of this Agreement; (c) Article, Section, Exhibit, Annex and Schedule references are to the Articles, Sections, Exhibits, Annexes and Schedules to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in Ireland, the United States or the United Kingdom; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to September 8, 2016.

Section 9.21. Mutual Drafting(a) . This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable to this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

JOHNSON CONTROLS INTERNATIONAL PLC

By:	/s/ Brian J. Stief
Name: Brian J. Stief
Title: Executive Vice President and Chief Financial Officer

ADIENT LIMITED

By:	/s/ Cathleen A. Ebacher
Name: Cathleen A. Ebacher
Title: Vice President, General Counsel and Secretary

[Signature Page to Transition Services Agreement]

Schedules

Transition Services

Johnson Controls/Adient Service Schedule for: Bratislava Business Center (“BBC”) Facility Schedule Name: Bratislava Business Center (“BBC”) Facility Provider: Johnson Controls Recipient: Adient Duration: 9 Months The services described in this Service Schedule shall be provided subject to the terms described in the Transition Services Agreement (“Agreement”). Unless otherwise defined herein, all terms used but not defined herein shall have the meanings assigned to them in the Agreement. This Service Schedule shall govern areas not specifically provided in the Agreement. Where there is more specific provisions in this Service Schedule than the Agreement, this Service Schedule shall govern. 1. Services and pricing Services to be provided include JCI event management, building maintenance and IT infrastructure support. The headcount (738 as of 6/15/16) used to calculate this charge will be the actual organization headcount. Net cost to be charged as part of this TSA is 192.23 per head and is exclusive of rent and utilities. 2. Other Terms and Conditions: Service Name Description/Requirements/Other Matters All Termination: In the event of a partial termination, a simple price-adjustment mechanism should be mutually agreed upon to ensure that the monthly charges are based on the actual services consumed All Exit Support: Recipient will be responsible for all exit-related costs (internal service-provider costs will based on mutually agreed upon time-and-material costs)

Johnson Controls/Adient Service Schedule for: Dalian Business Center Schedule Name: Dalian Business Center Provider: Johnson Controls Recipient: Adient Duration: 2 Years The services described in this Service Schedule shall be provided subject to the terms described in the Transition Services Agreement (“Agreement”). Unless otherwise defined herein, all terms used but not defined herein shall have the meanings assigned to them in the Agreement. This Service Schedule shall govern areas not specifically provided in the Agreement. Where there is more specific provisions in this Service Schedule than the Agreement, this Service Schedule shall govern. 1. Services and pricing Yearly DBC Charges Total: $3,476,329 2. Other Terms and Conditions: If service for a Profit Center (operation) is terminated, the cost will remain for three (3) months before costs can be fully terminated. If an additional Profit Center (operation) is added, three (3) months’ notification will be required to ensure appropriate staff is in place to support demand. In a quarterly basis exchange rate RMB / USD will be reviewed and if there will be a deviation of +/- 5% compared with the previous quarter, an automatic review of the prices will be done to consider new exchange rate. The initial exchange rate will be based on the exchange rate at the TSA signature date. Exit Support: Recipient will be responsible for all exit-related costs (internal service-provider costs will based on mutually agreed upon time-and-material costs)

Adient / Johnson Controls Service Schedule for: Finance Schedule Name: Finance (includes CFS and General Finance) Provider: Adient Recipient: Johnson Controls Duration: 5 Months The services described in this Service Schedule shall be provided subject to the terms described in the Transition Services Agreement (“Agreement”). Unless otherwise defined herein, all terms used but not defined herein shall have the meanings assigned to them in the Agreement. This Service Schedule shall govern areas not specifically provided in the Agreement. Where there is more specific provisions in this Service Schedule than the Agreement, this Service Schedule shall govern. 1. Services and pricing CFS Statutory closing, audit Direct tax compliance Indirect tax compliance External audit coordination $2,950,000 Foreign corporate entities Tax provision + US GAAP to Local GAAP reconciliation US Tax General Finance Information sharing to support the 9/30/16 audit & financial statement period. No cost

2. Other Terms and Conditions: Service Name Description/Requirements/Other Matters All Exit Support: Recipient will be responsible for all exit-related costs (internal service-provider costs will based on mutually agreed upon time-and-material costs) Termination: In the event of a partial termination, a simple price-adjustment mechanism should be mutually agreed upon to ensure that the monthly charges are based on the actual services consumed

Johnson Control / Adient Service Schedule for: Finance Schedule Name: Finance (includes General Finance and Tax) Provider: Johnson Controls Recipient: Adient Duration: 5 months The services described in this Service Schedule shall be provided subject to the terms described in the Transition Services Agreement (“Agreement”). Unless otherwise defined herein, all terms used but not defined herein shall have the meanings assigned to them in the Agreement. This Service Schedule shall govern areas not specifically provided in the Agreement. Where there is more specific provisions in this Service Schedule than the Agreement, this Service Schedule shall govern 1. Services and pricing: Information sharing to support the 9/30/16 audit & financial statement period. Service Desciption Estimated Cost General Finance $0 Tax $8,700 2. Other Terms and Conditions: Service Name Description/Requirements/Other Matters General Exit Support: Recipient will be responsible for all exit-related costs (internal service-provider costs Finance and will based on mutually agreed upon time-and-material costs) Tax Termination: In the event of an early termination, a simple price-adjustment mechanism should be mutually agreed upon to ensure that the monthly charges are based on the actual services consumed

Johnson Controls Service Schedule for: Human Resources Schedule Name: Human Resources Provider: Adient Recipient: Johnson Controls Duration: 2 to 17 Months The services described in this Service Schedule shall be provided subject to the terms described in the Transition Services Agreement (“Agreement”). Unless otherwise defined herein, all terms used but not defined herein shall have the meanings assigned to them in the Agreement. This Service Schedule shall govern areas not specifically provided in the Agreement. Where there is more specific provisions in this Service Schedule than the Agreement, this Service Schedule shall govern.
1. Services and pricing: Total Shared Services cost estimate for entire TSA duration; $244,672 Total Payroll servicing cost estimate for entire TSA duration: $436,948

Service Name Description/Requirements/Other Matters All The cost of HR Administration vary by region and country as a result of country specific regulations and contracts This pricing structure will hold during the Term where access to systems currently utilized will be granted by the vendor and where vendor pricing does not change. If vendor pricing changes, pricing changes may be reflected in the pricing structure. Services subject to vendor authorization that will allow for applications associated with delivering the TSA services for the same period of time. Termination: In the event of a partial termination, a simple price-adjustment mechanism should be mutually agreed upon to ensure that the monthly charges are based on the actual services consumed. Exit Support: Service Recipient will be responsible for all exit-related costs (internal service-provider costs will based on mutually agreed upon time-and-material costs) Term: Extension will be granted but limited to two three month extensions

Header or footer;Header or footer (2);Johnson Controls / Adient Service Schedule for: Human ResourcesBody text1;Body text (7);Schedule Name: Human Resources Provider: Johnson Controls Recipient: Adient Duration: 2 to 17 Months The services described in this Service Schedule shall be provided subject to the terms described in the Transition Services Agreement (“Agreement”). Unless otherwise defined herein, all terms used but not defined herein shall have the meanings assigned to them in the Agreement. This Service Schedule shall govern areas not specifically provided in the Agreement. Where there is more specific provisions in this Service Schedule than the Agreement, this Service Schedule shall govern. 1. Services and pricing: Total Shared Services cost estimate for entire TSA duration: $537,145 Total Payroll servicing cost estimate for entire TSA duration: $503,334 Total Talent Acquisition, L&D and Performance Management cost estimate for entire TSA duration: $11,556 Total Workday, Dynamics, global apps support cost estimate for entire TSA duration: $191,139 Total PeopleSoft support cost estimate for entire TSA duration: $85,973

Other Terms and Conditions: Service Name Description/Requirements/Other Matters All • The cost of HR Administration and Payroll vary by region and country as a result of country specific regulations and contracts This pricing structure will hold during the Term where access to systems currently utilized will be granted by the vendor and where vendor pricing does not change. If vendor pricing changes, pricing changes may be reflected in the pricing structure. Services subject to vendor authorization that will allow for applications associated with delivering the TSA services for the same period of time. Termination: In the event of a partial termination, a simple price-adjustment mechanism should be mutually agreed upon to ensure that the monthly charges are based on the actual services consumed. Exit Support: Recipient will be responsible for all exit-related costs (internal service-provider costs will based on mutually agreed upon time-and-material costs) Term: Extension will be granted but limited to two three month extensions

Johnson Controls Service Schedule for: Information Technology Schedule Name: Information Technology Provider: Adient Recipient: Johnson Controls Duration: As specified below The services described in this Service Schedule shall be provided subject to the terms described in the Transition Services Agreement (“Agreement”). Unless otherwise defined herein, all terms used but not defined herein shall have the meanings assigned to them in the Agreement. This Service Schedule shall govern areas not specifically provided in the Agreement. Where there is more specific provisions in this Service Schedule than the Agreement, this Service Schedule shall govern. 1. Services and pricing: ID Sub Workstream Function Duration (months) 1. 1 Data Center Mgmt & Business Hosting Svcs CBRE/GWS application hosting from DBC 1. 1 Data Center Mgmt & Business Hosting Svcs HR IT Apps 17 1. 1 Data Center Mgmt & Business Hosting Svcs Unentangled Apps for PS/BE hosting from BDC and HDC 2 1. 3 SAP Applications Corp Genesis 5 1. 3 HCM Readiness Kronos Mexico Platform Support 2 \1.4 DBC Application Access 24 1. 5 Projects Adient Support for JCI Projects 3-4 Total: $913,197 IT TSA exit costs for internal provider resources: As part of the process to exit IT TSA services, all requests outside of services will be charged to the Recipient on a T&M basis.

Body text (2)1;Body text (8)1;Process Area Description/Requirements/Other Matters Other Terms • Termination: In the event of a partial termination, a simple price-adjustment mechanism should be mutually agreed upon to ensure that the monthly charges are based on the actual services consumed. • Exit Support: Recipient will be responsible for all exit-related costs (internal service-provider costs will based on mutually agreed upon time-and-material costs) • Term: Extension will be granted but limited to two three month extensions • All misdirected TIPS charges (i.e. variable charges that are billed to the Provider but are the liability of the Recipient) will be charged back to the Recipient

Johnson Controls / Adient Service Schedule for: Information Technology Services Schedule Name: Information Technology Services: Application run/maintain and infrastructure services Provider: Johnson Controls Recipient: Adient Duration: As specified below The services described in this Service Schedule shall be provided subject to the terms described in the Transition Services Agreement (“Agreement”). Unless otherwise defined herein, all terms used but not defined herein shall have the meanings assigned to them in the Agreement. This Service Schedule shall govern areas not specifically provided in the Agreement. Where there is more specific provisions in this Service Schedule than the Agreement, this Service Schedule shall govern. 1. Services and pricing ID Area Function Duration (months) 1.1 Identity Management Identity and Access Management for TSA’d applications 5 1.2 Office365 Services Email forwarding, SharePoint & Skype will be provided to 3 service recipient during the migration period. There is no service level guarantee for the stability and availability of this service during TSA duration. 1.4 HCM Applications PeopleSoft / Identity 17 1.4HCM Applications Workday / SaaS 2 1.4 HCM Applications PeopleSoft / Identity - YFAI 17 1.4 HCM Applications Workday / SaaS - YFAI 2 1.4 Maximo Application Support 4 1.5 Projects JCI Support for Adient Projects 2 - 4 1.6 Microsoft Services 11 Total: $6,361,067 (FY17 & FY18) IT TSA cost for internal provider resources: As part of the process to exit IT TSA services, all requests outside of services defined will be charged to the Recipient on a T&M basis.

Process Area Description/Requirements/Other Matters Other Terms • Termination: In the event of a partial termination, a simple price-adjustment mechanism should be mutually agreed upon to ensure that the monthly charges are based on the actual services consumed. • Exit Support: Recipient will be responsible for all exit-related costs (internal service-provider costs will based on mutually agreed upon time-and-material costs) • Term: Extension will be granted but limited to two three month extensions All misdirected TIPS charges (i.e. variable charges that billed to the Provider but are the liability of the Recipient) will be charged back to the Recipient

BBody text (7);Heading #1;Body text (8)1;Adient/Johnson Controls Service Schedule for: Sales and Marketing Services Schedule Name: Sales and Marketing Provider: Adient Recipient: Johnson Controls Duration: Eight (8) Months The services described in this Service Schedule shall be provided subject to the terms described in the Transition Services Agreement (“Agreement”). Unless otherwise defined herein, all terms used but not defined herein shall have the meanings assigned to them in the Agreement. This Service Schedule shall govern areas not specifically provided in the Agreement. Where there is more specific provisions in this Service Schedule than the Agreement, this Service Schedule shall govern. 1. Services and pricing: Process Area Market Forecast Report (supplier vehicle production data) Total for TSA duration: $90,646 Body text (2)1;Body text (5)1;Body text (7);Total for TSA duration: $90,646 1. Other Terms and Conditions: Service Name Description/Requirements/Other Matters Exit Support: Recipient will be responsible for all exit-related costs (internal service-provider costs will based on mutually agreed upon time-and-material costs) Term: The term will be capped at eight (8) months Termination: In the event of a partial termination, a simple price-adjustment mechanism should be mutually agreed upon to ensure that the monthly charges are based on the actual services consumed.

Johnson Controls Service Schedule for: China Support Center Shanghai SOHO (“SOHO”) Facility Schedule Name: China Support Center Shanghai SOHO (“SOHO”) Facility Provider: Adient Recipient: Johnson Controls Duration: 6 Months The services described in this Service Schedule shall be provided subject to the terms described in the Transition Services Agreement (“Agreement”). Unless otherwise defined herein, all terms used but not defined herein shall have the meanings assigned to them in the Agreement. This Service Schedule shall govern areas not specifically provided in the Agreement. Where there is more specific provisions in this Service Schedule than the Agreement, this Service Schedule shall govern. 1. Services and pricing: Service Description Pricing (RMB) Furniture Rental 51,420 per month 2. Other Terms and Conditions: • All charges between parties in local currency, RMB. • Actual changes to pricing will be calculated upon termination of service(s). Upon termination, there may be additional costs or cost reductions to be agreed upon in good faith between the Provider and Recipient. • Exit Support: Service Recipient will be responsible for all exit-related costs (internal service-provider costs will based on mutually agreed upon time-and-material costs).

Johnson Controls / Adient Service Schedule for: China Support Center Shanghai SOHO (“SOHO”) Facility Schedule Name: China Support Center Shanghai SOHO (“SOHO”) Facility Provider: Johnson Controls Recipient: Adient Duration: 1 Month The services described in this Service Schedule shall be provided subject to the terms described in the Transition Services Agreement (“Agreement”). Unless otherwise defined herein, all terms used but not defined herein shall have the meanings assigned to them in the Agreement. This Service Schedule shall govern areas not specifically provided in the Agreement. Where there is more specific provisions in this Service Schedule than the Agreement, this Service Schedule shall govern. 1. Services and pricing: Service Description Pricing (RMB) Total Monthly lease cost 926,394 per month 2. Other Terms and Conditions: All charges between parties in local currency, RMB. Actual changes to pricing will be calculated upon termination of service(s). Upon termination, there may be additional costs or cost reductions to be agreed upon in good faith between the Provider and Recipient.
• Exit Support: Service Recipient will be responsible for all lease exit-related costs

Johnson Controls / Adient Service Schedule for: Travel and Entertainment (Credit Card Services) Schedule Name: Travel and Entertainment (Asia Credit Card Services) Provider: Johnson Controls Recipient: Adient Duration: 12 Months The services described in this Service Schedule shall be provided subject to the terms described in the Transition Services Agreement (“Agreement”). Unless otherwise defined herein, all terms used but not defined herein shall have the meanings assigned to them in the Agreement. This Service Schedule shall govern areas not specifically provided in the Agreement. Where there is more specific provisions in this Service Schedule than the Agreement, this Service Schedule shall govern. 1. Services and pricing: Services supported in USD ($) Total Asia Credit Card administration $ 46,512. & Credit Card Program - Implementation 2. Other Terms and Conditions: Service Name Description/Requirements/Other Matters All • Exit Support: Recipient will be responsible for all exit-related costs (internal service- provider costs will based on mutually agreed upon time-and-material costs) Termination: In the event of a partial termination, a simple price-adjustment mechanism should be mutually agreed upon to ensure that the monthly charges are based on the actual services consumed